AT&T INC.

NON-EMPLOYEE DIRECTOR STOCK AND DEFERRAL PLAN

As amended through January 1, 2023

Contents
Article 1. Purpose    1
Article 2. Definitions    1
Article 3. Eligibility and Administration    2
3.1Eligibility    2
3.2The Committee.    2
3.3Administration by the Committee    2
3.4Decisions Binding    2
Article 4. Shares Previously Acquired Under Plan    2
Article 5. Award of Deferred Stock Units for Non-Employee Directors    2
5.1Award of Deferred Stock Units for Non-Employee Directors    2
5.2Deferral of Retainers into Stock Units    3
5.3Payout of Deferred Stock Units    3
5.4Stock Units    4
Article 6. Cash Deferral Account.    4
6.1Cash Deferral Account    4
6.2Cash Deferral Elections    4
6.3Interest on Cash Deferral Accounts    5
6.4Form and Timing of Payout of Cash Deferral Accounts    5
6.5Conversion of Non-Employee Director’s Cash Deferral Account to Deferred Stock Units    5
Article 7. Amendment, Modification, and Termination    6
7.1Amendment, Modification, and Termination    6
7.2Awards Previously Granted    6
Article 8. Miscellaneous    6
8.1Elections    6
8.2Assignment    6
8.3Savings Clause    6
8.4Death of a Director/Beneficiary Designation    6
8.5No Right of Nomination    6
8.6Successors    7
8.7Requirements of Law    7
8.8Governing Law    7
8.9Adjustments    7

AT&T Inc.
Non-Employee Director Stock and Deferral Plan
Article 1. Purpose

The purpose of the Non-Employee Director Stock and Deferral Plan (the “Plan”) (formerly the Deferred Compensation Plan for Non-Employee Directors) is to promote the achievement of long-term objectives of AT&T Inc. by linking the personal interests of Non-Employee Directors to those of the Company’s stockholders and to attract and retain Non-Employee Directors of outstanding competence.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the initial letter of the word is capitalized:

(a)"Annual Retainer" or "Retainer" means the payments made to Directors for their annual Board service. It includes any additional Retainer paid to Committee Chairpersons or the Board Chairperson. "Base Annual Retainer” means the Annual Retainer without any additional amounts for Committee Chairpersons, Board Chairpersons or otherwise.
(b)"Award" means, individually or collectively, an award under this Plan of Stock Units.
(c)"Board" means the Board of Directors of the Company.
(d)"Business Day" means any day that the Company is open for the regular transaction of business.
(e)"Company" means AT&T Inc., a Delaware corporation.
(f)"Director" means any individual who is a member of the Board, including Advisory Directors.
(g)"Employee" means any full-time, nonunion, salaried employee of the Company or of the Company’s directly or indirectly held subsidiaries. For purposes of the Plan, an individual whose only employment relationship with the Company is as a Director shall not be deemed to be an Employee.
(h)"Fair Market Value" or "FMV" means the closing price on the New York Stock Exchange ("NYSE") for Shares on the relevant date, all as determined by the Company. In lieu of the foregoing, the Board may select any other index or measurement to determine the FMV of Shares under the Plan.
(i)"Non-Employee Director" means any individual who is a member of the Board but who is not otherwise an Employee, nor has otherwise been an Employee.
(j)"Participant" means a person who is entitled to participate in the Plan.
(k)"Shares" means shares of common stock of the Company, par value one dollar ($1.00) per share.
(l)"Stock Unit" or "Unit" means an Award acquired by a Participant as a measure of participation under the Plan, and having a value equal to one (1) Share.
(m)"Trading Day" means any day that the Shares are traded on the NYSE.

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Article 3. Eligibility and Administration

3.1Eligibility. Persons eligible to participate in the Plan are limited to Non-Employee Directors.

3.2The Committee. The Plan shall be administered by the Governance and Policy Committee of the Board (the “Committee”), subject to the restrictions set forth in the Plan.

3.3Administration by the Committee. The Committee shall have the full power, discretion, and authority to interpret and administer the Plan in a manner consistent with the Plan’s provisions. However, in no event shall the Committee have the power to determine Plan eligibility, or to determine the number, the value, the vesting period, or the timing of Awards to be made under the Plan (all such determinations being automatic pursuant to the provisions of the Plan).

3.4Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan, and all related orders or resolutions of the Committee shall be final, conclusive, and binding on all persons, including the Company, its stockholders, Participants, and their estates and beneficiaries.

Article 4. Shares Previously Acquired Under Plan

Effective December 31, 2008, no Shares may be issued under this Plan. However, any Shares previously acquired by a Director under this Plan may not be sold for one year after acquisition. Thereafter, such Shares shall only be sold pursuant to an effective registration statement or pursuant to an exemption from the Securities Act of 1933, including sales pursuant to Rule 144 thereunder. The Company may place a legend on the certificates for such Shares evidencing this restriction.

Article 5. Award of Deferred Stock Units for Non-Employee Directors

5.5Award of Deferred Stock Units for Non-Employee Directors. Effective the day of each annual meeting of the Company’s stockholders, each newly-elected or continuing Non-Employee Director shall be granted that number of Stock Units that is equal to $220,000 divided by the Fair Market Value of a Share on the last Trading Day in the calendar month in which such Award is made. Each Award is intended to be in consideration for service until the next annual meeting of stockholders, but will be fully earned on the date of the Award and credited to the Non-Employee Director’s account on the day the number of Stock Units is determined. Provided, however, if the Director terminates service on or before the day of the annual meeting of stockholders, the related Award to be earned on such meeting date will not be made.

Effective, June 1, 2021, a Non-Employee Director who is first elected to the Board on a day other than the day of the annual meeting of stockholders, shall be granted a pro-rated number of Stock Units based on the number of days served prior to the next annual meeting (using the methodology and initial value formula set forth above and an assumed next annual meeting date one year following the last annual meeting). Such award is intended to be in consideration for

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service until the next annual meeting of stockholders, but will be fully earned on the date of the award.
5.6Deferral of Retainers into Stock Units. Each Non-Employee Director may elect to defer all (100%) or fifty percent (50%) of the Director's Annual Retainer earned during the relevant calendar year into Stock Units. The number of Stock Units acquired shall equal the portion of the Annual Retainer being deferred into Stock Units in a calendar month, divided by the Fair Market Value of a Share on the last Trading Day in such calendar month, and such Stock Units shall be credited to the Non-Employee Director’s account effective the day the number of Stock Units is determined. Amounts are deferred at the time they otherwise would have been paid were it not for the relevant deferral election.
Any deferral election under this Section 5.2 shall be made prior to the beginning of, and will be effective for, the calendar year in which such payments would be earned. Unless the Non- Employee Director notifies the Secretary of the Company otherwise prior to the beginning of each subsequent calendar year, each election hereunder will renew automatically for an additional calendar year.
5.7Payout of Deferred Stock Units. Each Stock Unit shall be paid out in cash equal to the Fair Market Value of a Share; a fractional Share Unit shall be entitled to cash equal to the equivalent fraction of a Share.
The Participant shall elect the timing of the payout for Stock Unit Awards no later than the last day of the calendar year prior to the first scheduled payment of such Stock Units. Notwithstanding the foregoing:
(i)persons who become Directors after November 19, 2004, shall elect the timing of the payout of their Stock Units (their “Post 2004 Stock Units”) no later than the time they first make a deferral election into Stock Units or thirty (30) days after their original election to the Board, whichever is sooner (the Corporate Governance and Nominating Committee may extend only the 30 day deadline and may do so only so long as such extension is permitted by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”)); and

(ii)each Participant in the Plan as of November 19, 2004 who has not irrevocably elected the timing of the payout of Stock Units shall make such an election by December 31, 2004 with respect to all Stock Units from deferrals of Awards made or Annual Retainer or fees earned after December 31, 2004 (also known as “Post 2004 Stock Units”).

One election will apply to all Post 2004 Stock Units, whether from deferrals, annual Awards or otherwise, and Stock Units earned thereon (each such payout schedule is hereinafter referred to as a “Stock Unit Schedule”); and a separate election shall apply to all other Stock Units and earnings thereon. Stock Units acquired under this Plan shall, with respect to each Stock Unit Schedule (if more than one), be paid out in a lump sum payment or in up to three (3) annual installments, as elected by the Participant. The lump sum payment or the first installment, as the case may be, for each Stock Unit Schedule shall be payable on the first Business Day of February of the year following the calendar year of the termination of the Participant’s service as a Director. Each subsequent annual installment shall be payable on the first Business Day of February. If the Director fails to make a timely election as to the number of installments for any Stock Unit Schedule, such Stock Units shall be paid out in a lump sum.

For Participants electing a payout (or payouts, as the case may be) of Stock Units in installments, the number of Stock Units to be paid out for each Stock Unit Schedule in each

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installment shall equal the number of Stock Units available for payout under such Stock Unit Schedule, divided by the number of remaining installments (including the installment being made).

5.8Stock Units. Each Stock Unit shall represent an unfunded and unsecured promise by the Company to issue cash equal in value to the Stock Unit. Participants holding Stock Units (or fractions thereof) shall earn dividend equivalents paid in the form of additional Stock Units added to their account. The number of Stock Units so added shall equal the dividend on a Share multiplied by the number of Stock Units held by the Participant on the record date for such dividend, divided by the Fair Market Value of a Share on the last Trading Day in the calendar month in which the record date for such dividend occurs. The Stock Units shall be credited to a Participant's account on the day the number of Stock Units is determined.

Article 6. Cash Deferral Account

6.6Cash Deferral Account. A cash deferral account (the "Cash Deferral Account") shall be established and maintained by the Company for each Participant that makes a cash deferral election under the Plan. Each Cash Deferral Account shall be credited as of the date the amount deferred otherwise would have become due and payable to the Participant and shall be credited to reflect the interest return thereon until paid. The establishment and maintenance of such Cash Deferral Accounts, however, shall not be construed as entitling any Participant to any specific assets of the Company and shall represent an unfunded and unsecured promise of the Company with respect to the amounts due thereunder.

6.7Cash Deferral Elections. Effective for payments on or after January 1, 1998, each Non- Employee Director may elect to defer all (100%) or fifty percent (50%) of the Director's Annual Retainer earned during the relevant calendar year into the Director's Cash Deferral Account. Amounts are deferred at the time they otherwise would have been paid were it not for the relevant deferral election.

Any deferral election under this Section 6.2 shall be made prior to the beginning of, and will be effective for, the calendar year in which such payments would be earned. Unless the Non- Employee Director notifies the Secretary of the Company otherwise prior to the beginning of each subsequent calendar year, each election hereunder will renew automatically for an additional calendar year.

Deferral elections under the Plan made prior to November 21, 1997, shall be credited to the Cash Deferral Account and continue to earn interest in accordance with Section 6.3.

6.8Interest on Cash Deferral Accounts. The annual rate of interest on amounts in the Cash Deferral Accounts for 1997 and subsequent calendar years shall be Moody's Long-Term Corporate Bond Yield Average as published by Moody’s Investor Service, Inc. (or any successor thereto) for the month of September before the calendar year in question (if such yield is no longer published,

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a substantially similar average selected by the Committee) or such other rate as the Committee shall determine prior to the year for which the interest rate would be applicable. Such interest shall be compounded quarterly, in arrears, on all unpaid amounts and shall be recorded on Participant’s statements quarterly.

6.9Form and Timing of Payout of Cash Deferral Accounts. Cash Deferral Accounts shall be paid out in cash. The Participant shall elect the timing of the payout for the Participant’s Cash Deferral Account no later than the last day of the calendar year prior to the first scheduled payment thereof. Notwithstanding the foregoing:

(iii)persons who become Directors after November 19, 2004, shall elect the timing of the payout of their Cash Deferral Account (their “Post 2004 CDA Deferrals”) no later than the time they first make a deferral election into their Cash Deferral Account;

One election shall apply to a Participant's Post 2004 CDA Deferrals and earnings thereon (each such payout schedule is hereinafter referred to as a “Cash Account Schedule”); and a separate election shall apply to amounts that are not Post 2004 CDA Deferrals and earnings thereon.

A Participant’s Cash Deferral Account shall, with respect to each Cash Account Schedule (if more than one), be paid out in a lump sum payment or in up to three (3) annual installments, as elected by the Participant. The lump sum payment or the first installment, as the case may be, for each Cash Account Schedule shall be payable on the first Business Day of February of the year following the calendar year of the termination of the Participant’s service as a Director. Each subsequent annual installment shall be payable on the first Business Day of February. If the Director fails to make a timely election as to the number of installments for any Cash Account Schedule, the Participant’s Cash Deferral Account shall be paid out in a lump sum. Each installment shall equal the amount available for payout under such Cash Account Schedule, divided by the number of remaining installments (including the installment being made).

6.10Conversion of Non-Employee Director’s Cash Deferral Account to Deferred Stock Units. Each year, on or before the close of trading in Shares on the NYSE on the tenth day (if the tenth day is not a Trading Day, then the next preceding Trading Day) following the Company’s public release of its annual summary statement of earnings (typically in January of each year) (such Trading Day to be the "Conversion Date"), a Non-Employee Director may elect to convert all or part of the balance of his or her Cash Deferral Account into Stock Units. Notwithstanding the foregoing, however, no such conversion of Post 2004 CDA Deferrals shall be permitted unless the payout schedules for such Participant’s Post 2004 CDA Deferrals and Post 2004 Stock Units are identical. Each such election shall become irrevocable as of the last time such election may be made. A Non-Employee Director who elects to convert his or her Cash Deferral Account shall receive the number of Stock Units found by dividing the Non-Employee Director's balance in the Cash Deferral Account, together with all accrued but not yet credited interest, or such lesser amount of the Cash Deferral Account elected by the Non-Employee Director, by the Fair Market
Value of a Share on the Conversion Date. Upon such conversion, the Participant’s Cash Deferral Account shall be reduced by the amount so converted.

Article 7. Amendment, Modification, and Termination

7.3Amendment, Modification, and Termination. Subject to the terms set forth in this Article 7, the Board may terminate, amend, or modify the Plan at any time and from time to time.

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7.4Awards Previously Granted. Unless required by law, no termination, amendment, or modification of the Plan shall in any material manner adversely affect any Award previously provided under the Plan, without the written consent of the Participant holding the Award.

Article 8. Miscellaneous

8.10Elections. All elections and notices of any kind hereunder shall be in writing and provided to the Secretary of the Company in a form prescribed by the Secretary. Unless marked as irrevocable, an election may be modified or revoked at any time prior to, and shall not be effective until, the deadline for making such election.

8.11Assignment. Except as otherwise expressly provided herein, no rights under this Plan may be assigned by a Participant.

8.12Savings Clause. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included. Notwithstanding any provision to the contrary in this Plan, each provision in this Plan shall be interpreted to permit the deferral of compensation in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and any provision that would conflict with such requirements shall not be valid or enforceable.

8.13Death of a Director/Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named primarily or contingently) to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Secretary of the Company, and will be effective only when provided by the Participant in writing to the Secretary during such Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

In the event of the death of a Participant before full payment of all amounts due hereunder, the balance shall be paid in a lump sum as soon as administratively possible in accordance with the foregoing. Notwithstanding this, if the Participant so elects as part of the Participant's deferral elections, the Stock Units and/or the Cash Deferral Account will be paid out in the number of annual installments elected by the Participant, beginning on the first Business Day of February following the calendar year of the Participant's death and occurring annually thereafter; provided, however, if distributions to the Participant have already commenced at the time of the Participant's death, then under this election, distributions will continue as scheduled.

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8.14No Right of Nomination. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company’s stockholders.

8.15Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

8.16Requirements of Law. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.17Governing Law. The Plan and all agreements hereunder, shall be construed in accordance with and governed by the internal, substantive laws of the State of Texas.

8.18Adjustments. In the event of a merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, stock split, share combination, or other change in the corporate structure of the Company affecting the Shares, such adjustment shall be made in the number of outstanding Stock Units as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights.

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